PRESS RELEASE

RELEASE DATE:	CONTACT:

April 15, 2014	CHARLES P. EVANOSKI
GROUP SENIOR VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(724) 758-5584

FOR IMMEDIATE RELEASE

ESB FINANCIAL CORPORATION ANNOUNCES

INCREASED FIRST QUARTER EARNINGS

Ellwood City, Pennsylvania, April 15, 2014 – ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, today announced earnings of $0.24 per diluted share on net income of $4.3 million for the quarter ended March 31, 2014 as compared to earnings of $0.21 per diluted share on net income of $3.7 million for the quarter ended March 31, 2013, a 14.3% increase in net income per diluted share. The Company’s annualized return on average assets and average equity were 0.90% and 8.98%, respectively, for the quarter ended March 31, 2014, as compared to 0.78% and 7.62%, respectively at March 31, 2013.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, “The Board of Directors, senior management and I are pleased with the earnings for the quarter ended March 31, 2014. We have been successful and prudent in managing our net interest margin which increased 23 basis points to 2.78% for the quarter ended March 31, 2014 as compared to 2.55% for the same quarter last year. Additionally, we experienced overall deposit growth of $45.6 million, or 3.7%, when compared to December 31, 2013. This growth, consisting primarily of low cost core deposits, combined with a decrease in borrowed funds of approximately $22.3 million, or 4.7%, when compared to December 31, 2013 continues to fuel the improvement in our cost of funds which decreased 5 basis points to 1.12% for the quarter ended March 31, 2014 as compared to 1.17% at December 31, 2013.” Ms. Zuschlag concluded by stating, “Management will continue to manage the Bank’s operations in a very challenging market and interest rate environment in a manner that will provide a sound investment return to our shareholders, while we continue to pursue profitable growth opportunities.”

Net income for the first quarter of 2014, as compared to the first quarter of 2013, increased by $626,000, or 16.9%, due to an increase in net interest income after provision for loan losses of $1.4 million and a decrease in the net income attributable to the noncontrolling interest of $214,000, partially offset by a decrease in non-interest income of $634,000 and increases to non-interest expense and provision for income taxes of $15,000 and $369,000, respectively.

The $1.4 million increase in net interest income after provision for loan losses for the first quarter of 2014 was due to a $1.4 million, or 23.4%, decrease in interest expense, partially offset by a $256,000, or 1.6%, decrease in interest income. Also, contributing to the increase was a $240,000, or 160.0%, decrease in provision for loan losses.

Press Release

April 15, 2014

The $634,000 decrease in noninterest income for the quarter ended March 31, 2014 was primarily due to decreases in income from real estate joint ventures of $409,000, other income of $53,000 as well as a net realized loss on derivatives of $147,000, as compared to a gain of $15,000 for the quarter ended March 31, 2013, which resulted in a decrease between the quarters of $162,000. Additionally the Company incurred impairment losses on investment securities of $193,000 for the quarter ended March 31, 2014. These decreases were offset by an increase of $189,000 in fees and service charges. The $15,000 increase in noninterest expense was primarily related to increases in compensation and employee benefits of $215,000, partially offset by decreases in premises and equipment of $25,000, federal deposit insurance premiums of $42,000 and other expenses of $142,000.

The Company’s total assets increased by $32.3 million, or 1.7%, during the quarter to $1.94 billion at March 31, 2014 from $1.91 billion at December 31, 2013. This increase resulted primarily from increases in cash and cash equivalents, securities available for sale, loans receivable and accrued interest receivable of $11.5 million, or 70.9%, $19.2 million, or 1.8%, $3.9 million, or 0.6% and $290,000, or 4.0%, respectively. These increases were offset by decreases in FHLB stock, premises and equipment, real estate held for investment, intangible assets and prepaid expenses and other assets of $516,000, or 3.3%, $100,000, or 0.8%, $236,000, or 3.0%, and $1.8 million, or 14.0%, respectively. Total non-performing assets were $10.8 million at March 31, 2014 and December 31, 2013 and non-performing assets to total assets were 0.56% at March 31, 2014 and December 31, 2013. The Company’s total liabilities increased $24.0 million, or 1.4%, to $1.75 billion at March 31, 2014. The increase resulted primarily from an increase in deposits of $45.6 million, or 3.7%, partially offset by a decrease in borrowings of $22.3 million, or 4.7%. Total stockholders’ equity increased $8.3 million, or 4.5%, to $194.1 million at March 31, 2014, from $185.8 million at December 31, 2013. The increase to stockholders’ equity was primarily the result of increases in retained earnings of $2.5 million, or 2.6%, accumulated other comprehensive income of $5.2 million, or 113.4%, and decreases in treasury stock of $190,000, or 1.1%, and unearned employee stock ownership plan shares of $246,000, or 11.6%. Average stockholders’ equity to average assets was 10.06%, and book value per share was $10.94 at March 31, 2014 compared to 9.96% and $10.48, respectively, at December 31, 2013.

ESB Financial Corporation is the parent holding company of ESB Bank and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on The NASDAQ Stock Market under the symbol “ESBF.” We make available on our web site, which is located at www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission. Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.

Press Release

April 15, 2014

ESB FINANCIAL CORPORATION AND SUBSIDIARIES

Financial Highlights

(Dollars in Thousands - Except Per Share Amounts)

(unaudited)

OPERATIONS DATA:

	Three Months
	Ended March 31,
	2014	2013

Interest income	$16,171	$16,427
Interest expense	4,730	6,176

Net interest income	11,441	10,251
(Recovery of) provision for loan losses	(90)	150
Net interest income after provision for loan losses	11,531	10,101
Noninterest income	1,279	1,913
Noninterest expense	7,228	7,213
Income before provision for income taxes	5,582	4,801
Provision for income taxes	1,180	811

Net income before noncontrolling interest	4,402	3,990
Less: Net income attributable to noncontrolling interest	62	276
Net income attributable to ESB Financial Corporation	$4,340	$3,714

Net income per share:
Basic	$0.25	$0.21
Diluted	$0.24	$0.21

Net interest margin	2.78%	2.55%
Annualized return on average assets	0.90%	0.78%
Annualized return on average equity	8.98%	7.62%

FINANCIAL CONDITION DATA:

	As of:
	03/31/14	12/31/13

Total assets	$1,939,221	$1,906,917
Cash and cash equivalents	27,703	16,214
Total investment securities	1,082,243	1,063,016
Loans receivable, net	699,498	695,636
Customer deposits	1,268,409	1,222,767
Borrowed funds (includes subordinated debt)	454,975	477,227
Stockholders' equity	194,189	185,843
Book value per share	$10.94	$10.48

Average equity to average assets	10.06%	9.96%
Allowance for loan losses to loans receivable	0.94%	0.95%
Non-performing assets to total assets	0.56%	0.56%
Non-performing loans to total loans	1.22%	1.22%